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Exhibit 11

Arvin Industries, Inc.
Computation of Earnings Per Share of Common Stock
(amounts in millions except per share amounts)
(UNAUDITED)                         Three Months Ended    Nine Months Ended
                                  --------------------   --------------------
                                  October 2, October 3, October 2, October 3,
Primary Earnings Per Share             1994     1993       1994      1993
- --------------------------        ---------- ---------- ---------- ----------
Income from continuing operations    $   9.8  $   6.8   $  28.9   $  28.0
Income from discontinued operation,
  net of tax                             ---       .6       0.2       2.0
                                       -------  ------   --------  -------
Net income to common stock           $   9.8  $   7.4   $  29.1   $  30.0
                                       -------  -------  --------  -------
Average shares of common
  stock outstanding                     22.2     22.0      22.2      21.9
Incremental common shares applicable
to common stock options based on the
common stock daily average market
price during the period                   .1       .4        .2        .4
                                       --------  ------   -------  -------
Average common shares, as adjusted      22.3     22.4      22.4      22.3
                                      --------  ------   -------  -------
Earnings per average share of common
  stock (including Common Stock Equivalents)
   Continuing operations               $ 0.44   $ 0.31   $  1.29   $  1.26
   Discontinued operation                0.00     0.02      0.01      0.09
                                      -------   ------   -------   -------
                                       $ 0.44   $ 0.33   $  1.30   $  1.35
                                      -------   ------   -------   -------
Fully Diluted Earnings Per Share:
- -------------------------------
Income from continuing operations    $   9.8  $   6.8   $  28.9   $  28.0
Income from discontinued operation,
  net of tax                             ---       .6       0.2       2.0
                                       -------  -----   ---------  -------
Net income to common stock           $   9.8  $   7.4   $  29.1   $  30.0
Interest expense for 7.5% convertible
  debentures, net of tax                 1.1      1.1       3.3       3.3
                                      -------  ------   --------  -------
Net income to common stock, assuming
  full dilution                      $  10.9  $   8.5   $  32.4   $  33.3
                                      =======  ======   ========  =======
Average shares of common stock
  outstanding                           22.2     22.0      22.2      21.9
Incremental commons shares applicable
  to common stock based on the more
  dilutive of the common stock ending
  or average market price during the
  period                                  .1       .4        .2        .4
Average common shares issuable assuming
  conversion of 7.5% convertible
  debentures                             3.4      3.4       3.4       3.4
                                      --------  ------   -------  -------
Average common shares, assuming
  full dilution                         25.7     25.8      25.8      25.7
                                      ========  ======   =======  =======
Fully diluted earnings per average share
  of common stock assuming conversion
  of all applicable securities:
   Continuing operations               $ 0.42   $ 0.31   $  1.25   $  1.22
   Discontinued operation                0.00     0.02      0.01      0.08
                                      -------   ------   -------   -------
                                       $ 0.42   $ 0.33   $  1.26   $  1.30
                                      =======   ======   =======   =======
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